Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 Nos. 333-118432, 333-69241, 333-36286, 333-36278, 333-60010, 333-86772, 333-107452, 333-118432 ) pertaining to the 1997 Stock Incentive Plan and the 1997 Employee Stock Purchase Plan.

(2)	Registration Statement (Form S-8 Nos. 333-37385) pertaining to the 1995 Flexible Stock Incentive Plan and the 1997 Stock Incentive Plan.

(3)	Registration Statement (Form S-8 Nos. 333-24941, 333-77723) pertaining to the 1997 Employee Stock Purchase Plan.

(4)	Registration Statement (Form S-8 Nos. 333-66445) pertaining to the WebLogic, Inc 1996 Stock Plan.

(5)	Registration Statement (Form S-8 Nos. 333-77725, 333-87301) pertaining to the 1997 Stock Incentive Plan.

(6)	Registration Statement (Form S-8 Nos. 333-92257) pertaining to the Amended and Restated 1999 Stock Option/Stock Issuance Plan.

(7)	Registration Statement (Form S-8 Nos. 333-67646) pertaining to CrossGain Corporation, Amended and Restated 2000 Stock Plan.

(8)	Registration Statement (Form S-3 Nos. 333-58439, 333-63117, 333-66443, 333-34956, 333-92085, 333-32348, 333-40582, 333-67644, 333-83642 ) of BEA Systems, Inc.

of our reports dated April 13, 2005, with respect to the consolidated financial statements and schedule of BEA Systems, Inc., BEA Systems, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of BEA Systems, Inc included in this Annual Report (Form 10-K) for the year ended January 31, 2005.

/s/ Ernst & Young LLP

San Jose, California

April 13, 2005